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Exhibit Z

                             ASSIGNMENT OF INTEREST

      THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") ") is made as of the _th day of August, 1996, between NationsCredit Commercial Corporation ("Assignor"), and WG Trading Company Limited Partnership ("Assignee").

                                    RECITALS

      A. This Assignment is entered into pursuant to a certain Agreement of Loan Transfer (the "Agreement") dated as of the _th day of August, 1996 between Assignor and Assignee (capitalized terms undefined herein being used with the respective meanings set forth in the Agreement).

      B. Pursuant to the Agreement, Assignor has agreed to transfer to the Assignee, and Assignee has agreed to acquire from Assignor, all rights and obligations of Assignor, both as Agent and as Lender, under (i) the Credit Agreement, (ii) each of the Financing Documents and (iii) the Intercreditor Agreement; provided, that such interest under the Credit Agreement and the other Financing Documents is expressly subject to the terms of (x) the Intercreditor Agreement which is one of the Financing Documents and (y) the 1995 Intercreditor Agreement (the "Assigned Interest").

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

      1. Assignment and Acceptance of Assigned Interest. The Assignor hereby transfers, conveys and assigns to the Assignee all of the Assigned Interest, together with all rights, powers, privileges, options, obligations and benefits of Assignor related thereto, and the Assignee accepts such assignment. This Assignment is made without recourse and without representation except for the representations and warranties set forth in the Agreement.

      TO HAVE AND TO HOLD the Assigned Interest, together with all rights, powers, privileges, options, obligations and benefits of Assignor related thereto, unto Assignee and the successors and assigns of Assignee forever.

      2. Binding. This Assignment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

      3. Severability. If any provision of this Assignment shall contravene or be invalid under applicable law, such contravention or invalidity shall not affect this entire Assignment, the provisions held to be invalid shall be deemed deleted or modified, and this Assignment shall be

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interpreted and construed as though such invalid provision or provisions were not part hereof or modified so as to be conformed to such law.

      4. Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument.

      5. Governing Law. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York in all respects, including all matters of construction, validity and performance, without regard to the choice of law provisions thereof.

      IN WITNESS WHEREOF, the parties have caused this Assignment to be duly executed by their respective duly authorized officers as of the date set forth above.

                                        WG TRADING COMPANY LIMITED
                                        PARTNERSHIP


                                        By:____________________________
                                        Name:
                                        Title:



                                        NATIONSCREDIT COMMERCIAL
                                        CORPORATION, formerly known as
                                        Greyrock Capital Group Inc.

                                        By:____________________________
                                        Name: Ron Cohn
                                        Title: Authorized Signatory